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                                HEALTHRITE INC.

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                          AMENDED PROXY STATEMENT AND
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

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To the Stockholders:

                  NOTICE IS HEREBY GIVEN that HealthRite Inc., a Delaware corporation (the "Company") has determined to postpone its Annual Meeting of Stockholders (the "Annual Meeting") to January 9, 1998, at 10:00 A.M., Eastern Time, and to move the location of the Annual Meeting to the University Club, 1 West 54th Street, New York, New York. The record date for the determination of stockholders entitled to vote at the Annual Meeting and at any adjournment thereof will remain the close of business on November 12, 1997.

                  The determination to postpone the Annual Meeting was the result of the lack of response from the holders of approximately 800,000 shares of the Common Stock of the Company (representing approximately 20% of the outstanding shares) with respect to the issues being presented at the Annual Meeting, namely the election of seven directors of the Company and the proposal to amend the Company's Stock Option Plan. In view of the importance of these issues, management believes that as many stockholders as possible should have the opportunity to express their views, and the postponement should allow that to occur.

                  Management believes that the lack of response is due, in large part, to the limited period during which the stockholders had time to consider the matters to be presented at the Annual Meeting -- the Company's Proxy Statement was initially distributed to the stockholders on or after November 21, 1997, and the distribution of the Proxy Statements of the Committee (the "Committee in Opposition") proposing a slate of seven directors in opposition to management's slate did not commence until on or about December 3, 1997.

                  Management also believes that the postponement of the Annual Meeting will permit the Company to inform all the stockholders of the material misstatements and omissions contained in the Committee in Opposition's proxy materials which have been distributed to the stockholders.

                                            By order of the Board of Directors



                                            JOHN L. TEEGER
                                            Secretary

Dated:   December 17, 1997